EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Anne H. Lloyd
Executive Vice President, Chief
Financial Officer and Treasurer
(919) 783-4660
www.martinmarietta.com
MARTIN MARIETTA MATERIALS, INC. REPORTS THIRD QUARTER RESULTS
RALEIGH, North Carolina (November 3, 2009) — Martin Marietta Materials, Inc. (NYSE:MLM) today announced results for the third quarter and nine months ended September 30, 2009. Notable items for the quarter were:
•	Net sales of $428.6 million, down 18% compared with the 2008 third quarter

•	Earnings from operations of $89.2 million compared with $114.9 million in the prior-year quarter

•	Earnings per diluted share of $1.23, compared with $1.57 for the prior-year quarter

•	Consolidated gross margin (excluding freight and delivery revenues) of 27.5%

•	EBITDA margin of 31.4% of net sales compared with 29.9% in the prior-year quarter

•	Heritage aggregates product line pricing up 1% and volume down 22%

•	Record quarterly earnings in Specialty Products and the Aggregates Midwest Division

•	Energy costs down $24 million, or 40%, compared with the prior-year quarter

•	Selling, general and administrative expenses down $4.8 million compared with the prior-year quarter
Management Commentary
Stephen P. Zelnak, Jr., Chairman and CEO of Martin Marietta Materials, stated, “Our performance in the third quarter reflected both the difficult macroeconomic environment in which we are operating, and our success in dealing with the challenges we are facing. This translated into significantly reduced aggregates demand and increased pressure on the pricing environment that resulted in an 18% decrease in consolidated net sales. Offsetting that was our ability to generate consolidated gross margin (excluding freight and delivery revenues) of 27.5%, the highest quarterly gross margin we reported this year. EBITDA as a percentage of net sales increased 150 basis points to 31.4% for the quarter. Our profits were positively affected by stringent cost controls that enabled us to reduce consolidated cost of sales by 17%, or $63 million, with a $24 million decrease in energy costs as the single largest contributor. We reduced our cost of sales in every significant cost category, with the exception of depreciation and pension costs, which increased $5.6 million. In addition, our Aggregates business continues to operate at a level significantly below capacity, which restricts our ability to capitalize certain costs into inventory. As a result, third-quarter 2009 cost of sales includes $21.3 million of costs that could have been inventoried; in contrast, third-quarter 2008 cost of sales included $13.2 million of these costs. Had capacity utilization been consistent with the prior-year quarter, our consolidated gross margin (excluding freight and delivery revenues) would have been 29.4%, or a 60-basis-point improvement over the prior-year quarter. We continue to focus on operating performance and making sound decisions to position our Company not just for meeting the challenges of the current economic environment, but also for the eventual economic recovery.
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MLM Reports Third-Quarter Results

November 3, 2009
“We continue to see slower progress with respect to the actual commencement of stimulus jobs than we had originally hoped for when the Government-financed stimulus program was first announced, with wet weather in September, continuing into October, being a negative factor. A significant exception to that trend is Iowa where we expect the Iowa Department of Transportation will finish the majority of its stimulus work in 2009. Iowa’s approach to stimulus projects, coupled with our resulting performance in the geographic area, underscores the view that the combination of our lean operating cost structure, together with even moderate volume recovery, provides an enormously powerful combination. Specifically, despite aggregates volume being down 15% quarter-on-quarter in Iowa, our Midwest Division reported record quarterly gross profit. This scenario exemplifies the type of performance that we expect to repeat in multiple markets across the Company as volume rebounds.
“Overall heritage aggregates pricing increased 1% over the prior-year quarter. We continue to experience a wide range in pricing across our markets, from an increase of 12% in one market to a price decrease of 12% in another market, and other levels in between. Those areas experiencing pricing declines are typically markets where competitors driven by the need for cash flow are setting prices relative to their cash costs. The range of pricing is tighter for the year-to-date period, ranging from a price increase of 9% to a decrease of 4%. We are pleased that the majority of our markets continue to report price increases for both the quarter and the year-to-date period, albeit at levels closer to historical averages, and believe this is a testament to the strength of our markets and the industry fundamentals. In the early part of the fourth quarter, we are beginning to see pricing return to levels consistent with our forecast for the year.
“As expected, commercial construction activity remains weak, primarily in office and retail construction. Heavy industrial jobs, including alternative-energy construction projects, have sustained volume throughout the year; however, our customers have reported a decrease in the number of heavy industrial construction jobs in their backlog or coming up for bid. Further, while little has changed during 2009 with respect to residential construction, indicators increasingly point to the beginning of a recovery in this sector.
“Our Specialty Products business continues to perform exceptionally well given the current environment, and we are encouraged to see some stabilization in steel production. Operating margin (excluding freight and delivery revenues) expanded over 1,000 basis points to a record 30% despite a net sales decrease of $7 million, or 15%, compared with the prior-year quarter. The Specialty Products business has continued to focus on operational efficiency initiatives driving the record profitability for the third quarter. Earnings from operations of $12 million increased about $3 million compared with the prior-year quarter.
“Selling, general and administrative expenses were down $4.8 million for the quarter compared with the 2008 third quarter. Personnel costs declined $2.9 million, after absorbing a $1.5 million increase in pension expense. Our objective continues to be to reduce selling, general and administrative spending after absorbing the pension expense increase expected this year. Total pension costs, reported in both cost of sales and selling, general and administrative expense, increased $4.2 million for the quarter due to a lower-than-expected return on plan assets in 2008.
“For the third quarter of 2009, we reported earnings from operations of $89 million compared with $115 million in the third quarter of 2008. Consolidated operating margin (excluding freight and delivery revenues) was 20.8% for the third quarter of 2009 compared with 21.9% in the third quarter of 2008.
“The overall effective tax rate for the quarter was 21.2% compared with 29.1% in the prior-year period. The percentage depletion deduction is the significant driver of the effective tax rate. Due to limitations imposed on percentage depletion, the decreases in sales volumes and pretax earnings are not decreasing the depletion deduction proportionately. As a result, we expect the overall effective tax rate for the full year to be approximately 25%.
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MLM Reports Third-Quarter Results

November 3, 2009
Liquidity And Capital Resources
“Despite the challenging economy and its impact on the level of our sales and profits, we continue to maintain a strong balance sheet. Strict attention to how we allocate capital, manage our working capital, along with reduced capital expenditures, have helped us generate solid cash flows. We ended the quarter with $194 million in cash and cash equivalents and available borrowings of $323 million on our revolving credit agreement and $100 million on our secured accounts receivable credit facility. At September 30, 2009, our ratio of debt to trailing 12-month EBITDA was 2.95 times, well within our leverage covenant of 3.25 times. Capital expenditures have been further curtailed from previous guidance and now are expected to be approximately $150 million in 2009. We remain confident that we have sufficient liquidity from cash flows generated in the operation of the business and from reduced capital expenditures, as well as sufficient incremental financial flexibility, to service our debt and to create value for our shareholders in these challenging times.
“For the nine months ended September 30, 2009, net cash provided by operating activities was $235 million, down $40 million from the comparable prior-year period. This resulted primarily from a $62 million decline in consolidated net earnings. Cash used for investing activities was down significantly from the prior-year period as we scaled back capital expenditures to $100 million for the nine-month period in 2009, down $124 million from prior-year period capital spending of $224 million.
2009 Outlook
“As noted above, we continue to see delays in stimulus-related jobs reaching the actual construction phase. While there is no question that stimulus will generate additional volume, we now believe that about 15% of stimulus projects will progress to the actual construction phase during 2009 with the bulk of the activity being earmarked for construction to commence in 2010. We have been awarded jobs from other stimulus components, including Army Corps of Engineers projects along our river-distribution network. These jobs will also be weighted toward 2010.
“We are carefully monitoring the fiscal condition and activities of the states in which we do business and are watching closely to see if recent actions taken by Congress relative to the Safe, Accountable, Flexible and Efficient Transportation Equity Act — A Legacy for Users, the federal highway bill that ended September 30, 2009, will have an effect on state spending. We are concerned that the rescission, combined with a very short extension, could further weaken any confidence at the state level and contribute to a further pullback in state spending. In addition, we are watching closely as many states explore alternative means of funding their infrastructure over the longer term. It is safe to say that infrastructure demand, as funded directly by the states, will continue to be pressured as states grapple with long-term resolutions for their budget deficits.
“Commercial demand is weak, primarily in office and retail construction and, while we believe residential construction has neared its bottom in many of our markets, we do not expect growth in the homebuilding sector to materialize significantly in 2009. In contrast, we expect steady growth for chemical-grade aggregates used for flue gas desulfurization and in agriculture lime, as well as ballast used in the railroad industry. In our Specialty Products segment, demand for magnesia-based chemicals products should track the general economy. We continue to expect favorable energy prices to contribute a range of $35 million to $50 million to operating profitability in 2009.
“Based upon our current economic view, we have revised our 2009 guidance for net earnings per diluted share to a range of $2.20 to $2.45. This outlook assumes: aggregates volumes to range from down 21% to 23% compared with 2008; the rate of price increase for the aggregates product line to range from 2% to 3% compared with 2008; and Specialty Products segment to contribute $31 million to $33 million in pretax earnings.
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MLM Reports Third-Quarter Results

November 3, 2009
2010 OUTLOOK
“Although it is too early to provide guidance for 2010, we have begun to frame our initial view on the upcoming year. As we have said, we see many of the projects that we had anticipated to commence in 2009 now beginning next year. Specifically, we believe there will be an increase in infrastructure-related projects as the effects of federal economic stimulus work their way into the economy.
“We continue to believe we will see a moderate increase in aggregates volume to portions of homebuilding, and steady growth for chemical-grade aggregates used for flue gas desulfurization and in agricultural lime, as well as ballast used in the railroad industry. These markets, combined with infrastructure, cumulatively comprised 69% of our 2008 aggregates volumes, and we expect them to increase in 2010. Commercial construction represents the balance of our aggregates volume and, while we expect a decline in commercial construction volumes in 2010, we do not have meaningful visibility into these markets at this time. We expect aggregates pricing growth in 2010 to be comparable to the 2009 revised guidance. All told, while our preliminary outlook for 2010 promises to be a stronger year for us in terms of our sales and profits, it is too soon for us to quantify with any confidence how much improvement we expect to achieve,” Zelnak concluded.
Risks To Earnings Expectations
The 2009 estimated earnings range includes management’s assessment of the likelihood of certain risk factors that will affect performance within the range. The most significant risk to 2009 earnings, whether within or outside current earnings expectations, will be, as previously noted, the performance of the United States economy and its impact on construction activity.
Risks to the earnings range are related to both price and volume and include a widespread decline in aggregates pricing, a greater-than-expected drop in demand as a result of the continued delays in federal stimulus and state infrastructure projects, a further delay in federal highway funding, the early onset of winter and the ability of customers to complete projects during the fourth quarter, a continued decline in commercial construction, a further decline in residential construction, or some combination thereof. Further, increased highway construction funding pressures as a result of either federal or state issues can affect profitability. Currently, nearly all states are experiencing state-level funding pressures driven by lower tax revenues and an inability to finance approved projects. North Carolina and Texas are among the states experiencing these pressures, and these states disproportionately affect revenue and profitability.
The Corporation’s principal business serves customers in construction aggregates-related markets. This concentration could increase the risk of potential losses on customer receivables; however, bonds posted by the Corporation’s customers can help to mitigate the risk of uncollectible receivables. The level of aggregates demand in the Corporation’s end-use markets, production levels and the management of production costs will affect the operating leverage of the Aggregates business and, therefore, profitability. Production costs in the Aggregates business are also sensitive to energy prices, both directly and indirectly. Diesel and other fuels change production costs directly through consumption or indirectly in the increased cost of energy-related consumables, namely steel, explosives, tires and conveyor belts. Changing diesel costs also affect transportation costs, primarily through fuel surcharges in the Corporation’s long-haul distribution network. The Corporation’s earnings expectations do not include rapidly increasing diesel costs or sustained periods of increased diesel fuel cost during 2009 at the level experienced in 2008 and, in fact, expectations are that reduced diesel costs will contribute $35 million to $50 million in profitability in 2009. The Corporation experienced favorable diesel costs in the first nine months of 2009, but there is no guarantee that this level of cost decrease will continue.
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MLM Reports Third-Quarter Results

November 3, 2009
The availability of transportation in the Corporation’s long-haul network, particularly the availability of barges on the Mississippi River system and the availability of rail cars and locomotive power to move trains, affects the Corporation’s ability to efficiently transport material into certain markets, most notably Texas, Florida and the Gulf Coast region. The Aggregates business is also subject to weather-related risks that can significantly affect production schedules and profitability. Hurricane activity in the Atlantic Ocean and Gulf Coast generally is most active during the third and fourth quarters. Opportunities to reach the upper end of the earnings range depend on demand exceeding expectations for the aggregates product line.
Risks to earnings outside of the range include a change in volume beyond current expectations as a result of economic events outside of the Corporation’s control. In addition to the impact on commercial and residential construction, the Corporation is exposed to risk in its earnings expectations from tightening credit markets and the availability of and interest cost related to its debt. If volumes decline worse than expected, the Corporation is exposed to greater risk in its earnings, including its debt covenant, as the pressure of operating leverage increases disproportionately.
Consolidated Financial Highlights
Net sales for the quarter were $428.6 million, an 18.5% decrease versus the $525.7 million recorded in the third quarter of 2008. Earnings from operations for the third quarter of 2009 were $89.2 million compared with $114.9 million in 2008. Net earnings were $55.5 million, or $1.23 per diluted share, versus 2008 third-quarter net earnings of $66.3 million, or $1.57 per diluted share.
Net sales for the first nine months of 2009 were $1.17 billion compared with $1.45 billion for the year-earlier period. Year-to-date earnings from operations were $173.0 million in 2009 versus $262.8 million in 2008. The Corporation posted an after-tax gain on discontinued operations of $0.6 million in 2009 compared with $5.0 million in 2008. For the nine-month period ended September 30, 2009, net earnings were $88.6 million, or $1.99 per diluted share, compared with net earnings of $151.0 million, or $3.58 per diluted share, in 2008.
Business Financial Highlights
Net sales for the Aggregates business for the third quarter of 2009 were $389.0 million compared with 2008 third-quarter sales of $479.3 million. Aggregates pricing at heritage locations was up 1.3%, while volume decreased 22.1%. Including acquisitions and divestitures, aggregates pricing increased 1.6% and aggregates volume declined 20.8%. Earnings from operations for the quarter were $81.1 million in 2009 versus $112.4 million in the year-earlier period. Year-to-date 2009 net sales for the Aggregates business were $1.06 billion versus $1.31 billion in 2008. Earnings from operations on a year-to-date basis were $168.0 million in 2009 compared with $262.9 million in 2008. For the nine-month period ended September 30, 2009, heritage aggregates pricing increased 2.8%, while volume was down 22.7%. Including acquisitions and divestitures, aggregates average selling price increased 3.0% while volume declined 22.4%.
Specialty Products’ third-quarter net sales of $39.6 million decreased 15% from prior-year net sales of $46.4 million. Earnings from operations for the third quarter were $11.9 million compared with $8.6 million in the year-earlier period. For the first nine months of 2009, net sales were $106.0 million and earnings from operations were $26.1 million compared with net sales of $134.4 million and earnings from operations of $27.4 million for the first nine months of 2008.
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MLM Reports Third-Quarter Results

November 3, 2009
Accounting Change
Effective January 1, 2009, the Corporation retrospectively determined whether instruments granted in share-based payment transactions are participating securities. Unvested share-based payment awards with a right to receive non-forfeitable dividends are participating securities and should be included in the calculation of basic and diluted earnings per share (EPS) using the two-class method. The Corporation pays non-forfeitable dividend equivalents during the vesting period on its restricted stock awards and incentive stock awards, which results in these being considered participating securities. For the third quarter of 2008, basic EPS, previously reported as $1.60, has been adjusted and is now reported as $1.58. Diluted EPS for the third quarter of 2008, previously reported as $1.58, has been adjusted and is now reported as $1.57. For the nine-month period ended September 30, 2008, basic EPS, previously reported as $3.65, has been adjusted and is now reported as $3.60, and diluted EPS, previously reported as $3.60, has been adjusted and is now reported as $3.58. The inclusion of participating securities in the calculation of EPS will decrease basic EPS and diluted EPS for the year ended December 31, 2008, by $0.06 and $0.02, respectively.
Conference Call Information
The Company will host an online web simulcast of its third-quarter 2009 earnings conference call later today (November 3, 2009). The live broadcast of Martin Marietta Materials, Inc.’s conference call will begin at 2 p.m. Eastern Time today. An online replay will be available approximately two hours following the conclusion of the live broadcast. A link to these events will be available at the Company’s Web site.
For those investors without online web access, the conference call may also be accessed by calling 913-312-0648, confirmation number 4514897.
For more information about Martin Marietta Materials, Inc., refer to the Corporation’s web site at www.martinmarietta.com.
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MLM Reports Third-Quarter Results

November 3, 2009

If you are interested in Martin Marietta Materials, Inc. stock, management recommends that, at a minimum, you read the Corporation’s current annual report and Forms 10-K, 10-Q and 8-K reports to the SEC over the past year. The Corporation’s recent proxy statement for the annual meeting of shareholders also contains important information. These and other materials that have been filed with the SEC are accessible through the Corporation’s Web site at www.martinmarietta.com and are also available at the SEC’s Web site at www.sec.gov. You may also write or call the Corporation’s Corporate Secretary, who will provide copies of such reports.
Investors are cautioned that all statements in this press release that relate to the future involve risks and uncertainties, and are based on assumptions that the Corporation believes in good faith are reasonable but which may be materially different from actual results. Forward-looking statements give the investor our expectations or forecasts of future events. You can identify these statements by the fact that they do not relate only historical or current facts. They may use words such as “anticipate,” “expect,” “should be,” “believe,” and other words of similar meaning in connection with future events or future operating or financial performance. Any or all of our forward-looking statements here and in other publications may turn out to be wrong.
Factors that the Corporation currently believes could cause actual results to differ materially from the forward-looking statements in this press release include, but are not limited to the performance of the United States economy; widespread decline in aggregates pricing; the level and timing of federal and state transportation funding, including federal stimulus projects and most particularly in North Carolina, one of the Corporation’s largest and most profitable states, and Georgia, Texas and South Carolina, which when coupled with North Carolina, represented 52% of 2008 net sales in the Aggregates business; the ability of states and/or other entities to finance approved projects either with tax revenues or alternative financing structures; levels of construction spending in the markets the Corporation serves; the severity of a continued decline in the commercial construction market, notably office and retail space, and the continued decline in residential construction; unfavorable weather conditions, particularly Atlantic Ocean hurricane activity, the early onset of winter and the impact of a drought in the markets served by the Corporation; the volatility of fuel costs, particularly diesel fuel, and the impact on the cost of other consumables, namely steel, explosives, tires and conveyor belts; continued increases in the cost of other repair and supply parts; transportation availability, notably barge availability on the Mississippi River system and the availability of railcars and locomotive power to move trains to supply the Corporation’s Texas, Florida and Gulf Coast markets; increased transportation costs, including increases from higher passed-through energy costs and higher volumes of rail and water shipments; weakening in the steel industry markets served by the Corporation’s dolomitic lime products; increased interest cost resulting from further tightening of the credit markets; changes in tax laws, the interpretation of such laws and/or administrative practices that would increase the Corporation’s tax rate; violation of the debt covenant if volumes decline worse than expected; downward pressure on the Corporation’s common stock price and its impact on goodwill impairment evaluations; and other risk factors listed from time to time found in the Corporation’s filings with the Securities and Exchange Commission. Other factors besides those listed here may also adversely affect the Corporation, and may be material to the Corporation. The Corporation assumes no obligation to update any such forward-looking statements.
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MLM Reports Third-Quarter Results

November 3, 2009
MARTIN MARIETTA MATERIALS, INC.
Unaudited Statements of Earnings
(In millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Net sales	$428.6	$525.7	$1,169.6	$1,447.6
Freight and delivery revenues	59.7	73.0	159.1	199.7

Total revenues	488.3	598.7	1,328.7	1,647.3

Cost of sales	310.8	374.1	891.7	1,081.2
Freight and delivery costs	59.7	73.0	159.1	199.7

Total cost of revenues	370.5	447.1	1,050.8	1,280.9

Gross profit	117.8	151.6	277.9	366.4

Selling, general and administrative expenses	32.9	37.7	106.9	117.5
Research and development	0.1	0.1	0.3	0.5
Other operating (income) and expenses, net	(4.4)	(1.1)	(2.3)	(14.4)

Earnings from operations	89.2	114.9	173.0	262.8

Interest expense	18.2	19.5	55.4	54.6
Other nonoperating (income) and expenses, net	(1.2)	0.8	(1.6)	0.3

Earnings from continuing operations before taxes on income	72.2	94.6	119.2	207.9
Income tax expense	15.3	26.1	28.7	59.5

Earnings from continuing operations	56.9	68.5	90.5	148.4

(Loss) Gain on discontinued operations, net of related tax expense of $0.0, $1.8, $0.3 and $5.3, respectively	—	(0.2)	0.6	5.0

Consolidated net earnings	56.9	68.3	91.1	153.4
Less: Net earnings attributable to noncontrolling interests	1.4	2.0	2.5	2.4

Net earnings attributable to Martin Marietta Materials, Inc.	$55.5	$66.3	$88.6	$151.0

Net earnings per share:
Basic from continuing operations attributable to common shareholders	$1.23	$1.58	$1.99	$3.48
Discontinued operations attributable to common shareholders	—	—	0.01	0.12

	$1.23	$1.58	$2.00	$3.60

Diluted from continuing operations attributable to common shareholders	$1.23	$1.57	$1.98	$3.46
Discontinued operations attributable to common shareholders	—	—	0.01	0.12

	$1.23	$1.57	$1.99	$3.58

Dividends per share	$0.40	$0.40	$1.20	$1.09

Average number of shares outstanding:
Basic	44.6	41.4	43.7	41.3

Diluted	44.8	41.6	43.9	41.6

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MLM Reports Third-Quarter Results

November 3, 2009
MARTIN MARIETTA MATERIALS, INC.
Unaudited Financial Highlights
(In millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Net sales:
Aggregates Business:
Mideast Group	$131.5	$167.7	$338.4	$455.3
Southeast Group	87.9	118.6	275.4	342.7
West Group	169.6	193.0	449.8	515.2

Total Aggregates Business	389.0	479.3	1,063.6	1,313.2
Specialty Products	39.6	46.4	106.0	134.4

Total	$428.6	$525.7	$1,169.6	$1,447.6

Gross profit:
Aggregates Business:
Mideast Group	$50.8	$70.9	$111.7	$174.9
Southeast Group	9.6	21.9	41.6	57.5
West Group	44.8	49.3	93.9	102.1

Total Aggregates Business	105.2	142.1	247.2	334.5
Specialty Products	14.4	10.9	33.4	35.1
Corporate	(1.8)	(1.4)	(2.7)	(3.2)

Total	$117.8	$151.6	$277.9	$366.4

Selling, general and administrative expenses:
Aggregates Business:
Mideast Group	$10.8	$11.1	$33.0	$34.2
Southeast Group	7.1	6.4	20.3	19.6
West Group	10.3	11.1	31.5	33.5

Total Aggregates Business	28.2	28.6	84.8	87.3
Specialty Products	2.3	2.5	7.0	7.6
Corporate	2.4	6.6	15.1	22.6

Total	$32.9	$37.7	$106.9	$117.5

Earnings (Loss) from operations:
Aggregates Business:
Mideast Group	$40.1	$61.0	$79.2	$154.5
Southeast Group	4.8	13.0	23.0	36.2
West Group	36.2	38.4	65.8	72.2

Total Aggregates Business	81.1	112.4	168.0	262.9
Specialty Products	11.9	8.6	26.1	27.4
Corporate	(3.8)	(6.1)	(21.1)	(27.5)

Total	$89.2	$114.9	$173.0	$262.8

Depreciation	$43.8	$41.7	$127.9	$120.0
Depletion	1.3	1.5	3.0	3.3
Amortization	0.8	0.8	2.4	2.4

	$45.9	$44.0	$133.3	$125.7

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MLM Reports Third-Quarter Results

November 3, 2009
MARTIN MARIETTA MATERIALS, INC.
Balance Sheet Data
(In millions)

	September 30,	December 31,	September 30,
	2009	2008	2008
	(Unaudited)	(Audited)	(Unaudited)

ASSETS
Cash and cash equivalents	$193.8	$37.8	$13.9
Accounts receivable, net	241.5	211.6	300.4
Inventories, net	329.8	318.0	305.6
Other current assets	79.9	97.6	53.8
Property, plant and equipment, net	1,698.1	1,690.5	1,718.4
Intangible assets, net	637.1	636.2	628.0
Other noncurrent assets	52.5	40.8	43.5

Total assets	$3,232.7	$3,032.5	$3,063.6

LIABILITIES AND EQUITY
Current maturities of long-term debt and short-term facilities	$226.0	$202.5	$203.5
Other current liabilities	168.8	146.1	221.1
Long-term debt (excluding current maturities)	1,038.9	1,152.4	1,152.7
Other noncurrent liabilities	447.0	464.2	366.1
Total equity	1,352.0	1,067.3	1,120.2

Total liabilities and equity	$3,232.7	$3,032.5	$3,063.6

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MLM Reports Third-Quarter Results

November 3, 2009
MARTIN MARIETTA MATERIALS, INC.
Unaudited Statements of Cash Flows
(In millions)

	Nine Months Ended
	September 30,
	2009	2008
Operating activities:
Consolidated net earnings	$91.1	$153.4
Adjustments to reconcile consolidated net earnings to net cash provided by operating activities:
Depreciation, depletion and amortization	133.3	125.7
Stock-based compensation expense	17.1	17.6
Excess tax benefits from stock-based compensation transactions	(2.0)	(3.8)
Losses (Gains) on divestitures and sales of assets	2.0	(29.4)
Deferred income taxes	(1.9)	26.0
Other items, net	(2.1)	(2.1)
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable, net	(30.3)	(53.4)
Inventories, net	(9.7)	(12.7)
Accounts payable	(1.0)	10.5
Other assets and liabilities, net	38.1	42.6

Net cash provided by operating activities	234.6	274.4

Investing activities:
Additions to property, plant and equipment	(100.5)	(223.8)
Acquisitions, net	(49.6)	(218.4)
Proceeds from divestitures and sales of assets	7.4	19.3
Loan to affiliate	(4.0)	—
Railcar construction advances	—	(7.3)
Repayment of railcar construction advances	—	7.3

Net cash used for investing activities	(146.7)	(422.9)

Financing activities:
Borrowings of long-term debt	280.0	297.8
Repayments of long-term debt and payments on capital lease obligations	(167.7)	(4.1)
Net repayments on short-term facilitites	(200.0)	(72.0)
Termination of interest rate swaps	—	(11.1)
Debt issuance costs	(2.3)	(1.1)
Change in bank overdraft	(4.5)	(0.7)
Dividends paid	(52.9)	(45.7)
Distributions to owners of noncontrolling interests	(2.6)	(3.4)
Purchase of subsidiary shares from noncontrolling interest	(17.1)	—
Repurchases of common stock	—	(24.0)
Issuances of common stock	233.2	2.9
Excess tax benefits from stock-based compensation transactions	2.0	3.8

Net cash provided by financing activities	68.1	142.4

Net increase (decrease) in cash and cash equivalents	156.0	(6.1)
Cash and cash equivalents, beginning of period	37.8	20.0

Cash and cash equivalents, end of period	$193.8	$13.9

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MLM Reports Third-Quarter Results

November 3, 2009
MARTIN MARIETTA MATERIALS, INC.
Unaudited Operational Highlights

	Three Months Ended		Nine Months Ended
	September 30, 2009		September 30, 2009
	Volume	Pricing	Volume	Pricing
Volume/Pricing Variance (1)
Heritage Aggregates Product Line: (2)
Mideast Group	(25.8%)	5.7%	(28.7%)	4.3%
Southeast Group	(23.7%)	(4.2%)	(21.5%)	1.0%
West Group	(18.3%)	2.3%	(18.8%)	4.4%
Heritage Aggregates Operations	(22.1%)	1.3%	(22.7%)	2.8%
Aggregates Product Line (3)	(20.8%)	1.6%	(22.4%)	3.0%

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Shipments (tons in thousands)	2009	2008	2009	2008
Heritage Aggregates Product Line: (2)
Mideast Group	11,270	15,192	28,463	39,934
Southeast Group	7,901	10,357	23,869	30,390
West Group	16,145	19,768	43,334	53,389

Heritage Aggregates Operations	35,316	45,317	95,666	123,713
Acquisitions	660	—	796	—
Divestitures (4)	9	129	35	598

Aggregates Product Line (3)	35,985	45,446	96,497	124,311

(1)	Volume/pricing variances reflect the percentage increase (decrease) from the comparable period in the prior year.

(2)	Heritage Aggregates product line excludes volume and pricing data for acquisitions that have not been included in prior-year operations for the comparable period and divestitures.

(3)	Aggregates product line includes all acquisitions from the date of acquisition and divestitures through the date of disposal.

(4)	Divestitures include the tons related to divested aggregates product line operations up to the date of divestiture.
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MLM Reports Third-Quarter Results

November 3, 2009
MARTIN MARIETTA MATERIALS, INC.
Non-GAAP Financial Measures
(In millions)
Gross margin as a percentage of net sales and operating margin as a percentage of net sales represent non-GAAP measures. The Corporation presents these ratios calculated based on net sales, as it is consistent with the basis by which management reviews the Corporation’s operating results. Further, management believes it is consistent with the basis by which investors analyze the Corporation’s operating results, given that freight and delivery revenues and costs represent pass-throughs and have no profit mark-up. Gross margin and operating margin calculated as percentages of total revenues represent the most directly comparable financial measures calculated in accordance with generally accepted accounting principles (“GAAP”). The following tables present the calculations of gross margin and operating margin for the three and nine months ended September 30, 2009 and 2008, in accordance with GAAP and reconciliations of the ratios as percentages of total revenues to percentages of net sales:

	Three Months Ended		Nine Months Ended
Gross Margin in Accordance with Generally Accepted	September 30,		September 30,
Accounting Principles	2009	2008	2009	2008
Gross profit	$117.8	$151.6	$277.9	$366.4

Total revenues	$488.3	$598.7	$1,328.7	$1,647.3

Gross margin	24.1%	25.3%	20.9%	22.2%

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Gross Margin Excluding Freight and Delivery Revenues	2009	2008	2009	2008
Gross profit	$117.8	$151.6	$277.9	$366.4

Total revenues	$488.3	$598.7	$1,328.7	$1,647.3
Less: Freight and delivery revenues	(59.7)	(73.0)	(159.1)	(199.7)

Net sales	$428.6	$525.7	$1,169.6	$1,447.6

Gross margin excluding freight and delivery revenues	27.5%	28.8%	23.8%	25.3%

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Operating Margin in Accordance with Generally Accepted Accounting Principles	2009	2008	2009	2008
Earnings from operations	$89.2	$114.9	$173.0	$262.8

Total revenues	$488.3	$598.7	$1,328.7	$1,647.3

Operating margin	18.3%	19.2%	13.0%	16.0%

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Operating Margin Excluding Freight and Delivery Revenues	2009	2008	2009	2008
Earnings from operations	$89.2	$114.9	$173.0	$262.8

Total revenues	$488.3	$598.7	$1,328.7	$1,647.3
Less: Freight and delivery revenues	(59.7)	(73.0)	(159.1)	(199.7)

Net sales	$428.6	$525.7	$1,169.6	$1,447.6

Operating margin excluding freight and delivery revenues	20.8%	21.9%	14.8%	18.2%

Gross margin excluding freight and delivery revenues assuming production costs that can not be inventoried due to operating below capacity for the quarter ended September 30, 2009 were at the level incurred for the quarter ended September 30, 2008 is a non-GAAP measure. The following reconciles gross profit as reported to the pro forma gross profit assuming production costs that can not be inventoried due to operating below capacity for the quarter ended September 30, 2009 were at the level incurred for the quarter ended September 30, 2008. It also provides the calculation of gross margin excluding freight and delivery revenues based on the pro forma gross profit.

Quarter Ended
September 30, 2009
Gross profit, as reported	$117.8
Add back: 2009 production costs that could not be inventoried due to operating below capacity	21.3
Less: 2008 production costs that could not be inventoried due to operating below capacity	(13.2)

Pro forma gross profit	$125.9

Net sales	$428.6

Gross margin excluding freight and delivery revenues assuming production costs that can not be inventoried for the quarter ended September 30, 2009 were at the level incurred for the quarter ended September 30, 2008	29.4%

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MLM Reports Third-Quarter Results

November 3, 2009
MARTIN MARIETTA MATERIALS, INC.
Non-GAAP Financial Measures (continued)
(Dollars in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Earnings Before Interest, Income Taxes, Depreciation, Depletion and Amortization (EBITDA) (1)	$134.5	$157.3	$305.0	$394.9

(1)	EBITDA is a widely accepted financial indicator of a company’s ability to service and/or incur indebtedness. EBITDA is not defined by generally accepted accounting principles and, as such, should not be construed as an alternative to net income or operating cash flow. For further information on EBITDA, refer to the Corporation’s Web site at www.martinmarietta.com.
A reconciliation of Net Cash Provided by Operating Activities to EBITDA is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Net Cash Provided by Operating Activities	$117.9	$147.9	$234.6	$274.4

Changes in operating assets and liabilities, net of effects of acquisitions and divestitures	(20.2)	(29.1)	2.9	13.0
Other items, net	4.7	(6.9)	(14.2)	(9.3)
Income tax expense for controlling interests	15.3	27.9	28.8	64.6
Interest expense	18.2	19.5	55.4	54.6
Net earnings attributable to noncontrolling interests	(1.4)	(2.0)	(2.5)	(2.4)

EBITDA	$134.5	$157.3	$305.0	$394.9

EBITDA as a percentage of net sales is a non-GAAP measure. The Corporation presents this measure as management believes it is a useful measure to assess the Corporation’s operating performance. The following presents the calculation of EBITDA as a percentage of net sales for the quarters ended September 30, 2009 and 2008.

	Three Months Ended
	September 30,
	2009	2008

EBITDA	$134.5	$157.3

Net Sales	$428.6	$525.7

EBITDA as a percentage of Net Sales	31.4%	29.9%

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MLM Reports Third-Quarter Results

November 3, 2009
MARTIN MARIETTA MATERIALS, INC.
Non-GAAP Financial Measures (continued)
(Dollars in millions)
The ratio of Consolidated Debt-to-Consolidated EBITDA, as defined, for the trailing twelve months is a covenant under the Corporation’s $325 million five-year revolving credit agreement. Under the agreement, the Corporation’s ratio of consolidated debt-to-consolidated EBITDA, as defined, for the trailing twelve months can not exceed 3.25 to 1.00 as of the end of any fiscal quarter, with certain exceptions related to qualifying acquisitions, as defined.
The following presents the calculation of Consolidated Debt-to-Consolidated EBITDA, as defined, for the trailing twelve months at September 30, 2009. For supporting calculations, refer to Corporation’s Web site at www.martinmarietta.com.

Twelve-Month Period
October 1, 2008 to
September 30, 2009
Earnings from continuing operations attributable to Martin Marietta Materials, Inc.	$119.8
Add back:
Interest expense	75.0
Income tax expense	41.2
Depreciation, depletion and amortization expense	173.5
Stock-based compensation expense	21.3
Deduct:
Interest income	(1.4)

Consolidated EBITDA, as defined	$429.4

Consolidated Debt at September 30, 2009	$1,264.9

Consolidated Debt-to-Consolidated EBITDA, as defined, at September 30, 2009 for the trailing twelve-month EBITDA	2.95

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